INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Cignus Ventures Inc.
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Cignus Ventures Inc. (an Exploration Stage Company) on Form SB-2/A dated December 28, 2005, of our Report of Independent Registered Public Accounting Firm dated October 7, 2005 on the Consolidated Balance Sheet of Cignus Ventures Inc. (an Exploration Stage Company) as of August 31, 2005, and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the period from March 10, 2005 (inception) to August 31, 2005.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

December 28, 2005